Exhibit 10.24

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective, subject to Article 22, upon the Effective Time (as defined in the Agreement and Plan of Merger (the “Merger Agreement”) between Fibrogen, Inc., FGIM Corp, Imigen Systems, Inc. (the “Imigen Acquisition”) (“Effective Date”), is between the Dana-Farber Cancer Institute, Inc., a Massachusetts non-profit organization having a principal place of business at 44 Binney Street, Boston, Massachusetts, 02115 (“DFCI”), and FibroGen, Inc., a Delaware corporation having a principal place of business at 225 Gateway Blvd., South San Francisco, CA 94080 (“LICENSEE”).

Background

WHEREAS DFCI is the owner of certain Licensed Intellectual Property (as defined below) developed or discovered by David Morse Livingston, M.D., while he was employed by DFCI, and William George Kaelin, Jr., M.D., while he was employed by Howard Hughes Medical Institute, a Delaware non-profit corporation (hereinafter referred to as “HHMI”), in HHMI laboratories located at DFCI, and HHMI has assigned its rights in certain patents and patent applications arising from such discoveries to DFCI, pursuant to an agreement between DFCI and HHMI, and DFCI has the right to license such Licensed Intellectual Property to third parties, and

WHEREAS on November 11, 2002, DFCI and Imigen entered into a License Agreement (the “Imigen License”) under which DFCI granted to Imigen a license under certain patents owned by DFCI, and

WHEREAS Imigen has been acquired by LICENSEE through the Imigen Acquisition, and

WHEREAS DFCI and LICENSEE now wish to directly enter into a license agreement regarding certain rights previously licensed under the Imigen License Agreement, and

WHEREAS DFCI desires to have the Licensed Intellectual Property used to promote the public interest by granting a license, and

WHEREAS LICENSEE has represented to DFCI that it has the capabilities and/or experience as well as the financial capacity and the strategic commitment to commercially develop the Licensed Intellectual Property for the public interest, and

WHEREAS LICENSEE desires to obtain a license to DFCI’s rights and DFCI is willing to grant a license to such rights to LICENSEE upon the terms and conditions of this Agreement, subject to certain reserved rights (as defined below),

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DFCI and LICENSEE hereto expressly agree as follows:

Article 1 - Definitions

1.1 “Agreement” means this License Agreement, including all attached schedules.

1.2 “Affiliate” means any company, corporation or other business entity that is controlled by, controlling, or under common control with LICENSEE. For this purpose “control” means direct or indirect beneficial ownership of at least forty percent (40%) interest in the voting stock (or the equivalent) of the company, corporation or other business or having the right to direct, appoint or remove a majority of members of its board of directors (or their equivalents) or having the power to control the general management of the company, corporation or other business, by law or contract.

1.3 “Biological Materials” means the materials supplied by DFCI to LICENSEE under this Agreement, as identified in Schedule 1 and Schedule 2 together with any progeny, or unmodified derivatives of the materials that may be supplied by DFCI or created by LICENSEE.

1.4 “FDA” means the United States Food and Drug Administration.

1.5 “Field of Use” means all fields of use including all therapeutic and diagnostic applications and research laboratory applications directed to discovery of therapeutic products or processes in humans or animals.

1.6 “Licensed Process” means any process that is covered in whole or in part by an unexpired issued or granted claim that has not been found to be invalid by a court of competent jurisdiction or by a pending claim in Patent Rights in a particular territory or any process which incorporates or uses Biological Materials in whole or in part.

1.7 “Licensed Product” means any product that is covered in whole or in part by an unexpired issued or granted claim that has not been found to be invalid by a court of competent jurisdiction or by a pending claim in the Patent Rights in a particular territory or any product manufactured according to, or service or method of use involving, a Licensed Process or any product that incorporates Biological Materials in whole or in part.

1.8 “Licensed Intellectual Property” means Patent Rights or Biological Materials, individually or collectively.

1.9 “Net Sales” means the revenue derived by an entity licensed under this Agreement from the Sales (as defined in Section 1.11) of Licensed Products less the following deductions, which may not exceed reasonable and customary amounts in the country in which the transaction occurs:

(a)	Transportation charges or allowances actually paid or granted;

(b)	Trade, quantity, cash or other discounts and brokers’ or agents’ commissions, if any, actually allowed and taken;

(c)	Credits or allowances made or given on account of rejects, returns or retroactive price reductions for any amount not collected that are specifically identifiable to Licensed Products;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d)	Any tax or governmental charge (including, but not limited to, sales taxes, withholding taxes, value added taxes, customs, and duties) applied directly on sale or transportation, use or delivery of products paid by a licensed entity and not recovered from the purchaser;

(e)	Any amount invoiced but for which cash was not actually received by LICENSEE within [ * ] year of the invoice date (however, such amounts shall be treated as Sales if received after the [ * ]-year period).

Net Sales includes the fair market value of any non-cash consideration from sale of Licensed Products received by LICENSEE, its Affiliates or Sublicensees.

Cash payments related to equity investments, research, and development funding, and reimbursement of expenses received by LICENSEE shall be excluded from this definition of “Net Sales”.

1.10 “Patent Rights” means certain patents and patent applications owned by DFCI and listed on Schedule 3; any patent applications from which these claim priority or of which these claim the benefit; any continuing applications related thereto, including all continuations, divisionals, and continuations-in-part (“CIPs”), as further defined below, thereof; any international or foreign counterparts thereof; and any patents issued or granted therefrom, including any patents resulting from any petition for reissue, reexamination, or extension thereof, or any patent resulting from any post-issuance or post-grant proceeding relating thereto. A “CIP” or “CIP application” is an application claiming priority to an application included in the “Patent Rights” in which one or more inventors are added to the application as the result of the addition of new matter supplied by LICENSEE and said inventor(s) are under an obligation to assign his or her rights in the CIP application to LICENSEE. LICENSEE hereby assigns its rights in any such CIP to DFCI and LICENSEE agrees to fully cooperate to perfect that title with the appropriate patent authorities. In no event will CIP applications be filed which would result in the addition of inventor(s) who are not under an obligation to assign to LICENSEE.

Included within “Patent Rights” are new patent applications as described in Section 6.2 below.

1.11 “Sale” or “Sold” mean an arm’s length transaction, involving the transfer of ownership of a Licensed Product to any person or entity for cash consideration by either the LICENSEE, an Affiliate, or Sublicensee. A Sale shall not include a transaction between the LICENSEE and an Affiliate or Sublicensee where the Licensed Product(s) in question will be resold by the Affiliate or Sublicensee provided that the cash payments received by the Affiliate or Sublicensee from the resale of the Licensed Product(s) are included in the calculation of Net Sales.

1.12 “Sublicensee” means any natural person or legal entity, which is not an Affiliate, to which LICENSEE grants a sublicense of some or all of the rights granted to LICENSEE under this Agreement. This definition of “Sublicensee” shall include a third party to whom LICENSEE has granted the right to distribute a Licensed Product(s).

1.13 “Territory” means worldwide.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 2 - Grant of Licenses, Reserved Rights and Sublicensing

2.1 Exclusive License Grant. Subject to all of the terms and conditions of this Agreement and the non-exclusive license granted to the United States government, DFCI grants to LICENSEE an exclusive license to a) DFCI’s right, title and interest under Patent Rights and b) Biological Materials listed in Schedule 1, with the right to grant sublicenses, to make, have made, use, offer to sell, sell and import Licensed Products and to practice Licensed Processes in the Territory in the Field of Use for the term of this Agreement. The license will continue for the term of this Agreement unless the grant is sooner terminated according to Article 8. The foregoing license grant shall be subject to the following:

2.1.1	Prior transfer of Biological Materials to third parties. LICENSEE acknowledges that the Biological Materials listed on Schedule 1 may have been transferred, prior to the Effective Date, to non-profit academic or for-profit commercial entities for the purpose of non-exclusive in-house research only.

2.2 DFCI grants to LICENSEE a non-exclusive license to Biological Materials listed in Schedule 2, to make, have made, use, offer to sell, sell and/or import Licensed Products and to practice Licensed Processes, in the Territory in Field of Use for the term of this Agreement, to the extent the product or process is covered in whole or in part by an unexpired issued or granted claim that has not been found to be invalid by a court of competent jurisdiction or by a pending claim in the Patent Rights in a particular territory. The License will continue for the term of this License Agreement unless the grant is sooner terminated according to Article 8.

2.3 Restricted Transfer of cre-lox containing Biological Materials. DFCI has informed LICENSEE and LICENSEE acknowledges that certain Biological Materials listed on Schedule 1 and Schedule 2 (the “Cre-Lox Materials”) may be covered by U.S. Patents 4,736,866, 5,087,571, and 5,925,803, and any corresponding U.S. or foreign patents and patent applications owned by Bristol-Myers Squibb (“BMS”).

Under terms of the Non-Commercial Research Licenses between DFCI and BMS, dated October 20th, 1999, DFCI cannot transfer such Cre-Lox Materials to LICENSEE until DFCI receives written confirmation from BMS that LICENSEE has (i) entered into a license agreement with BMS which expressly permits LICENSEE to receive Cre-Lox Materials from third parties and (ii) has paid the applicable fees to BMS. LICENSEE is responsible for obtaining from BMS the written confirmation that DFCI can transfer such Cre-Lox Materials to LICENSEE, and, in the event such written confirmation is obtained, DFCI is responsible for transferring such Cre-Lox Materials to LICENSEE or its designated Affiliate or Sublicensee.

2.4 Affiliates. LICENSEE is entitled to extend its licenses under this Article 2 to its Affiliates, consistent with all of the terms and conditions of this Agreement. If LICENSEE does extend its license and an Affiliate assumes obligations under the Agreement, LICENSEE guarantees performance by the Affiliate. If DFCI has a claim arising under this Agreement against an Affiliate, DFCI may seek a remedy directly against LICENSEE and may, but is not required to, seek a remedy against the Affiliate. Any termination of the Agreement under Article 8 as to LICENSEE also constitutes termination as to any Affiliates.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.5 No Implied Licenses. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents owned in whole or in part by DFCI other than the Patent Rights.

2.6 Reserved Rights. The licenses granted by DFCI are subject to the following reserved rights.

2.6.1	The rights of the United States of America, as set forth in Public Laws 96-517 and 98-620, the regulations promulgated thereunder, and the policy of any funding agencies. Any rights granted hereunder that are greater than permitted by Public Laws 96-517 and 98-620 are subject to modification as required to conform to the provisions of those statutes.

2.6.2	DFCI’s right to make and use the Licensed Intellectual Property in the Field of Use for teaching, education and non-commercial research purposes, both laboratory and clinical. It is acknowledged that DFCI reserves the right to use Biological Materials in Schedule 1 in collaboration with third parties (non-profit, for-profit, and governmental) provided such use occurs in laboratories located on DFCI’s premises and such use is limited to teaching, education and non-commercial research purposes only.

2.6.3	DFCI’s right to supply academic, governmental, or not-for-profit organizations with Biological Materials listed on Schedule 1 or grant to such organizations non-exclusive, non-transferable licenses under Patent Rights solely for non-commercial research purposes in the Field of Use. Under no circumstances may DFCI supply those Biological Materials listed in Schedule 1 or grant any license to the Patent Rights to such organizations for use in human subjects, clinical trials, or for any diagnostic purposes involving human subjects.

2.6.4	DFCI’s right to grant to HHMI a paid-up, non-exclusive, irrevocable license to use the Licensed Intellectual Property for its research purposes with no right to sublicense.

2.6.5	DFCI’s right to license the use of Biological Materials listed in Schedule 1, to a third party to the extent that such use is covered by a claim in a patent or patent application which (i) lists at least one DFCI employee as an inventor and (ii) is not included under Patent Rights.

2.7 Sublicensing. LICENSEE has the right to grant sublicenses under this Agreement consistent with the terms and conditions of this Agreement. LICENSEE remains responsible for the operations of any Sublicensee under this Agreement, as if the operations were carried out by LICENSEE.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.7.1	Notice. LICENSEE shall promptly notify DFCI in writing of the identity of any prospective Sublicensee at the time that LICENSEE enters into a binding term sheet or final sublicense with such prospective Sublicensee. Notwithstanding the foregoing, such notification shall be no less than ten (10) business days after the execution of a binding term sheet or final sublicense with such Sublicensee.

2.7.2	Form and Content of Sublicenses. LICENSEE shall issue any sublicense(s) granted by it under this Agreement in writing and shall attach a copy of this Agreement to all sublicenses. However, LICENSEE, acting reasonably, may redact information from the copy of this Agreement that it considers confidential and not necessary for a Sublicensee to understand LICENSEE’s obligations to DFCI relating to sublicensing.

LICENSEE shall include the equivalent of at least the following provisions in all sublicenses:

(a) Sublicensee shall use commercially reasonable efforts to bring the subject matter of the sublicense into commercial use and shall report annually to LICENSEE on its operations under the sublicense.

(b) Sublicensee shall make payments due LICENSEE in relation to Net Sales of Licensed Products in a timely manner, so that LICENSEE may comply with its obligations to make payments to DFCI as set forth in Articles 3 and 4 of this Agreement.

(c) The terms and conditions of Sections 2.1, 2.5, 2.6, Sections 4.2.1 and 4.2.2, 5.2 – 5.5, and Article 7-10 and 12 of this Agreement are binding on the Sublicensee.

(d) Sublicensees have the right to grant further sublicenses subject to LICENSEE’s written approval and notice to DFCI. Such notice shall be provided by LICENSEE at least ten (10) days prior to the execution of such sublicenses.

It is expressly understood that LICENSEE and its Sublicensees shall not grant a sublicense to any company engaged in the sales of tobacco or tobacco-related products without the written consent of DFCI.

2.7.3	Copies of Sublicenses to DFCI. LICENSEE shall forward to DFCI a copy of any and all fully executed sublicenses. Such copy shall be postmarked within thirty (30) days of the execution of the sublicense. LICENSEE shall also forward to DFCI annually a copy of the reports received by LICENSEE from its Sublicensee during the preceding twelve (12) month period under the sublicenses as shall be pertinent to (i) its operations under the sublicense and (ii) a royalty accounting under the sublicense agreement.

2.7.4	LICENSEE’s Continuing Obligations. Nothing in this Section 2.7 (Sublicensing) may be construed to relieve LICENSEE of its obligations to DFCI under this Agreement, including but not limited to LICENSEE’s obligations under Article 9 - Indemnification, Defense, and Insurance.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 3 - Consideration - Amounts and Time for Payment

In partial consideration of the rights granted by DFCI to LICENSEE under this Agreement, LICENSEE shall make the following payments to DFCI according to this Article 3 and Article 4, on behalf of itself, any Affiliate(s) or Sublicensee(s):

3.1 Reimbursements and Other Financial Consideration

3.1.1	Past Patent Expenses. LICENSEE shall reimburse DFCI for expenses incurred in filing, prosecuting, maintaining, and enforcing Patent Rights prior to the Effective date of the Agreement (the “Incurred Patent Expenses”). The Incurred Patent Expenses shall be paid by LICENSEE to DFCI in two (2) installments as set forth below:

(a)	Installment I, totaling $[ * ] for Incurred Patent Expenses as of August 31, 2005, Shall be paid by LICENSEE to DFCI within forty-five (45) days of the Effective Date.

(b)	Installment II shall reflect the Incurred Patent Expenses for the period between September 1, 2005 and the Effective Date. The total amount for Installment II shall be invoiced to LICENSEE, presented at one time as a total sum and accompanied by copies of all original invoices contributing thereto, no later than sixty (60) days after the Effective Date. LICENSEE shall pay DFCI Installment II within forty-five (45) days of receiving such invoice from DFCI.

3.1.2	LICENSEE shall not be liable for any additional amounts relating to any patent expenses incurred by DFCI and not included in either Installment I or Installment II.

3.1.3	Future Patent Expenses. LICENSEE shall pay all expenses incurred by LICENSEE after the Effective Date, for filing, prosecuting, and maintaining Patent Rights.

3.1.4	Milestone Payments.

(a)	LICENSEE shall make milestone payments to DFCI within forty-five (45) days of the occurrence of the events occurring after the Effective Date hereto by LICENSEE, Sublicensee, or an Affiliate, as set forth below. Such payments will be due only one time for the first indication of each Licensed Product consisting of a chemical compound with a distinct chemical formula or a biologic with a distinct biological composition as the case may be.

MILESTONE	PAYMENT

FDA approval of an Investigational New Drug (IND) application in the United States	$	[ *	]

FDA approval of a New Drug Application or Biologic License Application in the United States	$	[ *	]

First marketing approval in the United States, Europe, or Japan	$	[ *	]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)	LICENSEE shall make milestone payments to DFCI within ninety (90) days of the occurrence of the relevant event, specified in the table below. Such payments will be due only one time.

MILESTONE	PAYMENT

The first year in which the cumulative and aggregated Net Sales for all Licensed Products by LICENSEE, Affiliates, and Sublicensees, on a worldwide basis exceeds a total of five hundred million dollars ($500,000,000)

	$	[ *	]

The first year in which the cumulative and aggregated Net Sales for all Licensed Products by LICENSEE, Affiliates, and Sublicensees, on a worldwide basis exceeds a total of one billion dollars ($1,000,000,000)

	$	[ *	]

3.1.5	Running Royalties. LICENSEE shall pay DFCI the following running royalties as set forth below:

(a)	LICENSEE, its Affiliates, or its Sublicensees shall pay DFCI a [ * ] royalty on the Net Sales of Licensed Products or a Licensed Process in the Field of Use. Such royalty rate shall not be subject to any form of royalty stacking reduction. It is also expressly understood that even if a Licensed Product or Licensed Process would, but for the license granted under this Agreement, infringe multiple claims included under Patent Rights, the royalty shall not be additive and shall not exceed the royalty stated in this Section 3.1.5(a).

(b)	For any Licensed Product or Licensed Process covered solely by a claim in a pending patent application included in the Patent Rights, LICENSEE, its Affiliates, or its Sublicensees shall have the right to deduct from the royalty payment due DFCI, as specified above in Section 3.1.5(a), fifty percent (50%) of such royalty payment. The unpaid royalty payment balance in each territory shall be due and payable by LICENSEE to DFCI sixty (60) days after such claim is issued or granted in such territory.

3.1.6 Sublicense Fees. For each sublicense granted by LICENSEE to a Sublicensee in the Field of Use, LICENSEE shall pay to DFCI the sum of [ * ] for each fully executed sublicense executed after the Effective Date of this Agreement that grants rights to one or more Licensed Products in the Field of Use to be paid thirty (30) days from the date of full execution of that sublicense.

3.1.7 Maintenance Fees. Upon the achievement of certain events by LICENSEE specified below, LICENSEE will pay to DFCI; (i) an annual license maintenance fee

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

and (ii) an equivalent sublicense maintenance fee for each fully executed sublicense in effect, collectively the “Maintenance Fees”. Such Maintenance Fees shall be due beginning on the first anniversary date of this Agreement and due annually thereafter on the anniversary date:

EVENT	MAINTENANCE FEE

After the issuance in the United States of the first patent within Patent Rights claiming subject matter in the Field of Use	$	[ *	]

After (i) the issuance in the United States and (ii) grant in an EPO member state and Japan of the first patent within Patent Rights claiming subject matter in the Field of Use	$	[ *	]

Notwithstanding the foregoing, no license maintenance fee will be due after LICENSEE, an Affiliate, or Sublicensee begins to commercially sell a Licensed Product. For the avoidance of doubt, the above fees are triggered by the first issuance of a patent in the Field of Use and not due for each issuance of a patent in the Field of Use.

The fees specified in this Section 3.1.7 are not refundable, not creditable, and not an advance against any fees, royalties, or reimbursement of any costs incurred hereunder.

3.2 Waiver or Deferral. Waiver or deferral by DFCI of any payment owed under any paragraph under Section 3.1 may not be construed as a waiver or deferral of any subsequent payment owed by LICENSEE to DFCI.

3.3 Combination Packages. If a Licensed Product in the Field of Use is sold in a combination package or kit containing other active products or processes, then Net Sales for purposes of determining royalty payments on the combination package will be calculated using one of the following methods, but the royalties payable to DFCI may not be reduced to less than [ * ] of that provided for in Section 3.1.5 (a) of this Agreement:

By multiplying the net selling price of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period in question, of the Licensed Product sold separately, and B is the gross selling price during the royalty period in question, of the other active products sold separately; or

If no separate sales are made of the Licensed Product or any of the active products in such combination package during the royalty-paying period in question, Net Sales for the purposes of determining royalty payments, must be calculated by dividing the net selling price of the combination by the number of functions performed by the combination sold where such combination contains active agents other than those licensed under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 4 - Royalty Reports, Payments and Financial Records

4.1 Royalty Reports. Within sixty (60) days after March 31, June 30, September 30, and December 31, of each year in which this Agreement is in effect, LICENSEE shall deliver to DFCI full, true and accurate reports of its activities and those of its Affiliates, if any, relating to this Agreement during the preceding three (3) month period. LICENSEE shall deliver reports containing equivalent information pertaining to its Sublicensee(s) within sixty (60) days of receipt of a royalty report from such Sublicensee (“Sublicensee Report”). Notwithstanding the foregoing, LICENSEE shall have the option to provide such Sublicensee reports either individually or as a consolidated report and shall provide such reports no less frequently than every six (6) months. All reports must include at least the following:

(a)	Number of Licensed Products manufactured and Sold by LICENSEE, and any Affiliates or Sublicensees, in each country of the Territory;

(b)	Total billings for the Licensed Products Sold; by LICENSEE, and any Affiliates or Sublicensees, in each country of the Territory;

(c)	Total billings for the use of Licensed Process Sold; by LICENSEE, and any Affiliates or Sublicensees, in each country of the Territory;

(d)	Deductions applicable to determining Net Sales;

(e)	The nature and amount of Sublicense Revenue received by LICENSEE as set forth in Section 3.1.5(a) and the amount owed to DFCI;

(f)	Identification of any events that fulfill the milestones as set forth in Section 3.1.4 and the amount owed to DFCI;

(g)	Total royalties due to DFCI;

(h)	Number of sublicenses executed as set forth in Section 2.7 and the amount owed to DFCI as set forth in Sections 3.1.4, 3.15 and 3.1.6;

(i)	An accounting of amounts invoiced but not yet received by FibroGen pursuant to Section 1.9(e).

With each report, LICENSEE shall pay to DFCI the royalties due and payable. If no royalties are due, LICENSEE shall so report. If multiple Licensed Products are covered by the license granted under this Agreement, LICENSEE shall separately identify each Licensed Product in the royalty report and specify which Licensed Intellectual Property covers that Licensed Product.

Ninety (90) days following any such payment, LICENSEE shall take reasonable business efforts to make any necessary adjustments (including any necessary credits, and offsets) to ensure that the amount paid to DFCI is in compliance with the terms of this Agreement.

4.2 Record Keeping.

4.2.1	Books and Records. LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, true books of account containing an accurate record (together with supporting documentation) of all data necessary for determining the amounts payable to DFCI. LICENSEE shall keep its records at its principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates and shall require its Affiliates and Sublicenses to keep their books and records in the same manner.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2.2	Inspections. In order for DFCI to determine the correctness of any report or payment made under this Agreement, LICENSEE shall make its records available to DFCI for inspection, for a period of three (3) years following the end of the calendar year to which they pertain. LICENSEE shall also require any Affiliates or Sublicensees to make their records available for inspection by DFCI, in the same manner as provided in this Section 4.2.2.

DFCI may inspect the records during regular business hours by a certified public accountant selected by DFCI and reasonably acceptable to the licensed entity whose records are being inspected. In conducting inspections under this Section 4.2.2, LICENSEE agrees that DFCI’s accountant may have access to all records which DFCI reasonably believes to be relevant to calculating royalties owed to DFCI under Article 3.

DFCI is responsible for the cost of any inspection, unless the examination shows an underreporting or underpayment by any entity in excess of five percent for any twelve (12) month period, in which case LICENSEE shall pay the cost of the inspection as well as any additional sum that would have been payable to DFCI had the LICENSEE reported correctly, plus interest as set forth in Section 4.5.

4.3 Form of Payments and Taxes. LICENSEE must make all payments to be made to DFCI in Boston, Massachusetts, or at such other place or in such other way as DFCI may reasonably designate. Payments must be paid by check or wire transfer.

LICENSEE shall pay all amounts payable to DFCI under this Agreement in United States funds. All taxes levied on payments accruing to DFCI under this Agreement shall be paid by DFCI from its own account, including taxes levied thereon as income to DFCI. Any withholding taxes imposed on any payments made to DFCI shall be deducted from the payments made to DFCI, paid to the proper taxing authority, and a receipt of payments of the tax secured and properly delivered to DFCI. Each party agrees to assist the other party in claiming exemption from such deductions or withholding under any double taxation or similar agreement or treaty from time to time in force. LICENSEE shall reasonably inform DFCI of any such taxes actually due on a payment owed to DFCI if LICENSEE becomes aware that such tax is due.

4.4 Currency Conversion. If any currency conversion is required in connection with any payment owed to DFCI, the conversion will be made at the buying rate for the foreign currency as quoted by the Wall Street Journal on the last business day of the month to which such payment pertains.

4.5 Interest. Any payment owed to DFCI under this Agreement that is not made when due will accrue interest beginning on the first day following the due date specified in Article 3. The interest will be calculated at the annual rate of the sum of (a) [ * ] plus (b), the prime interest rate quoted by Bank of America on the date the payment is due, the interest being compounded on the last day of each calendar quarter. However, the annual rate may not exceed the maximum legal interest rate in Massachusetts. The payment of interest as required by this Section does not foreclose DFCI from exercising any other rights or remedies it has as a consequence of the lateness of any payment.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 5 - Operations under the License

5.1 Due Diligence

5.1.1	General Obligations. LICENSEE shall use commercially reasonable efforts to diligently use Licensed Intellectual Property to develop and commercialize a diagnostic or therapeutic Licensed Product(s) in the Field of Use.

5.1.2	Development and Commercialization Reports. On or before each anniversary of the Effective Date, LICENSEE shall provide to DFCI a written report describing the efforts by LICENSEE, or any Affiliates or Sublicensees, to bring one or more Licensed Products to the therapeutic or diagnostic marketplace in Field of Use. In order to fulfill its obligation under this Section 5.1.2, LICENSEE shall be permitted to provide DFCI with a copy of letters or reports, and other information generally provided to shareholders of FibroGen.

Notwithstanding the foregoing, such reports and letters must be in sufficient detail to permit DFCI to monitor LICENSEE’s compliance with due diligence provisions of this Agreement. At a minimum, LICENSEE shall include in these reports: (a) a summary of LICENSEE’s progress and (that of any Sublicensee) in the reporting year, related to exploiting the Licensed Intellectual Property including an identification of all Licensed Products that LICENSEE intends to develop, if any; and (b), a summary of all sublicenses that are currently in force and those that have been terminated, if any, in the reporting year.

5.1.3	Failure to Perform. LICENSEE’s failure to perform with any due diligence requirement provided in any paragraph in this Section 5.1 is grounds for DFCI to terminate this Agreement according to Section 8.2 or to convert this Agreement to a non-exclusive license agreement, at DFCI’s option.

5.2 U.S. Manufacture. LICENSEE shall manufacture Licensed Products as required by 35 U.S.C. 204 and 37 C.F.R. 401 et. seq., as amended. LICENSEE shall also require any Affiliate(s) or Sublicensee(s) to comply with this U.S. manufacture requirement.

If LICENSEE provides compelling evidence to DFCI that domestic manufacture of a Licensed Product is not commercially feasible, at LICENSEE’s request, DFCI will cooperate with LICENSEE to seek a waiver from the United States government with respect to the United States manufacture requirement. If a waiver is to be sought, LICENSEE shall provide DFCI with the required information, prepare the initial paperwork necessary for applying for or obtaining the waiver and bear all costs associated with the waiver process. LICENSEE acknowledges that DFCI cannot guarantee that a waiver can or will be obtained.

5.3 Other Government Laws. LICENSEE shall comply with, and ensure that its Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Licensed Products. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.4 Patent Marking. LICENSEE shall mark, and shall require its Sublicensees and Affiliates to mark, all Licensed Products sold in the United States with the word “Patent” and the number or numbers of Patent Rights applicable to the Licensed Product.

5.5 Publicity – Use of Name. LICENSEE, its Affiliate and Sublicensees are not permitted to use the names of DFCI, its related entities or its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any securities report required by the Securities and Exchange Commission (except as required by law), without the prior written consent of DFCI in each case. However, LICENSEE may (a) refer to publications in the scientific literature by employees of DFCI; (b) state that a license from DFCI has been granted as provided in this Agreement, or (c) use the name of DFCI in any other use required by law. LICENSEE may request DFCI to agree in advance to certain standard language for repeated use by LICENSEE in printed materials to avoid delays in the distribution of such materials due to the need to obtain written consent from DFCI. DFCI will, in good faith, consider such request from LICENSEE. All requests and inquiries by LICENSEE regarding publicity in connection with this Section 5.5 should be directed to:

DFCI Communications Department

44 Binney Street

Boston, MA 02115

LICENSEE acknowledges that under HHMI policy, LICENSEE may not use the name of HHMI or of any HHMI employee (including Dr. Kaelin) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance. Notwithstanding the foregoing, LICENSEE may identify HHMI employees (by name and affiliation) in its press releases or other corporate communications (such as shareholder reports, information appearing on web sites, etc.) as inventors of the technology licensed hereunder or participation on a scientific advisory board, without obtaining advance approval from HHMI, if no further information about or quotes from such HHMI employees are included.

Article 6 - Patent Preparation, Filing, Prosecution, and Maintenance

6.1 Responsibility. Upon request of LICENSEE and at LICENSEE’s expense, DFCI shall provide (or shall instruct DFCI’s outside counsel to provide) to LICENSEE (or to an outside patent counsel of LICENSEE’s choice) copies of all correspondence and documentation related to the Patent Rights, including copies of all original files, and all official and internal correspondence related thereto, and any associated documents. LICENSEE, in its sole discretion, is responsible for preparing, filing, prosecuting, and maintaining all patent applications and patents covered by the Patent Rights, and is solely responsible for making strategic decisions regarding such Patent Rights and for paying all costs. DFCI shall not file any application that claims priority to, or benefit of, an application included in Patent Rights without LICENSEE’S prior written consent. DFCI will request that the law firms currently responsible for prosecution of the Patent Rights, transfer all file histories to LICENSEEE at the address provided in Section

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.3 below (attention Intellectual Property Department) within thirty (30) days of the Effective Date of this Agreement. DFCI shall execute Revocation Of Power Of Attorney With New Power Of Attorney And Change Of Correspondence Address documents for filing with the USPTO, in a timely manner not to exceed thirty (30) days, upon receipt of a request from FibroGen or its designated counsel. For purposes of this Agreement, “prosecuting” or “prosecution” include all prosecution and any interference, reissue, or reexamination proceeding or opposition or other post-issuance or post-grant proceeding. LICENSEE shall provide DFCI with sufficient notification of LICENSEE’s intention to file U.S. CIP applications and/or foreign equivalent patent applications claiming priority to an application included in the Patent Rights. LICENSEE shall provide, or cause its agent to provide, copies of all correspondence between LICENSEE and/or LICENSEE’s counsel and the United States Patent and Trademark Office or the various foreign patent offices and shall give DFCI reasonable opportunity to advise LICENSEE or LICENSEE’s counsel on such matters.

6.2 LICENSEE shall have the right to elect not to financially support the preparation, filing, prosecution, and maintenance of any patent application or patent included within Patent Rights. In such case, LICENSEE shall relinquish its rights to those patent applications or patents included within Patent Rights as provided in Section 6.5 below. Notwithstanding the foregoing, a strategic decision to discontinue the pursuit of a non-provisional patent application contained in the Patent Rights, shall not be construed as LICENSEE relinquishing its rights to the subject matter described therein if DFCI agrees in writing with such decision. LICENSEE’s strategic decision to discontinue the pursuit of a provisional patent application contained in the Patent Rights in favor of filing a new patent application (NPA) claiming the subject matter described in such provisional application shall not be construed as LICENSEE relinquishing its rights to the subject matter described therein if DFCI agrees in writing with such decision. If one or more inventors are added to the NPA as the result of the addition of new matter supplied by LICENSEE and said added inventor(s) are under an obligation to assign his or her rights in the NPA to LICENSEE, LICENSEE hereby assigns its rights in the NPA to DFCI and LICENSEE agrees to fully cooperate to perfect that title with the appropriate patent authorities. In no event will NPAs be filed which would result in the addition of inventor(s) who are not under an obligation to assign to LICENSEE.

6.3 DFCI designates the following individual or department, or any designee thereof, to be available to consult with LICENSEE and to coordinate any reasonable response to a request from LICENSEE (see Section 6.4, infra), and to receive any patent-related correspondence:

DFCI Patent Counsel

Office of Patent Counsel

Dana-Farber Cancer Institute

44 Binney Street

Boston, MA 02115

Upon DFCI’s reasonable request, LICENSEE shall be available to consult with DFCI on matters relating to preparing, filing, prosecuting, or maintaining any of the applications or patents within Patent Rights, which matters may be of particular interest to DFCI. LICENSEE, acting reasonably, shall consider the legitimate interests of DFCI in performing its responsibility under Section 6.1. LICENSEE designates the following individual or department, or any designee thereof, to be available to consult with DFCI and to receive any patent-related correspondence:

Vice President, Intellectual Property

Intellectual Property Department

FibroGen, Inc.

225 Gateway Blvd.

South San Francisco, CA 94080

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.4 Cooperation. DFCI shall cooperate with LICENSEE in preparing, filing, prosecuting, and maintaining the patent applications and patents within Patent Rights. This cooperation is limited to making any DFCI personnel (including any named DFCI inventors or any other involved parties who are employed in the laboratories of Dr. Kaelin and\or Dr. Livingston) available to answer questions, providing copies of any reasonably requested documents, including copies of pages in laboratory notebooks, manuscripts, etc., as may be necessary to provide required support and documentation for preparing, filing, prosecuting, and maintaining all patent applications and patents or for use in any post-issuance or post-grant procedure; and obtaining necessary signatures on documents, including, for example, any power of attorney, declaration, or assignment papers. DFCI will also direct any outside counsel involved in drafting, filing, prosecution, or maintenance of the patents and patent applications listed in Schedule 3 to cooperate fully with LICENSEE. LICENSEE will pay all associated costs, if any, incurred as a result of LICENSEE’s requests for cooperation. DFCI shall provide prompt notice to LICENSEE of any matter that comes to its attention that may affect the patentability, validity, or enforceability of any patent application or patent within Patent Rights.

6.5 Relinquishing Rights. If LICENSEE elects not to prepare, prosecute, and/or maintain a patent or patent application within Patent Rights in any country of the licensed Territory, LICENSEE shall give ninety (90) days advance written notice to DFCI; relinquish responsibility for prosecution of such patent or patent application; and surrender its license under such patent or patent application. However, if LICENSEE relinquishes rights to any patent or application within Patent Rights to which an interference proceeding or opposition has been declared or filed, the notice period is one hundred and eighty (180) days. If LICENSEE so relinquishes its rights, it will remain responsible for all patent-related expenses incurred by DFCI during the applicable notice period. Thereafter, LICENSEE will have no further obligation to pay any patent expenses for the patents or patent applications that it relinquished.

6.6 Prosecution by DFCI. If LICENSEE relinquishes its rights within Patent Rights as described in Section 6.5, DFCI shall thereafter have the right, but not any obligation, to prosecute, obtain issuance of, and/or maintain such Patent Rights relinquished by LICENSEE in such country(ies) or region(s) at its own cost, and any such applications and resultant patents shall not be subject to this Agreement.

Article 7 - Patent Infringement and Enforcement

7.1 Substantial Infringement. For the purposes of this Agreement, “Substantial Infringement” shall mean any infringement, of any of the Patent Rights, that LICENSEE deems material to its business. If at any time during the term of this Agreement, LICENSEE becomes aware of an apparent Substantial Infringement, LICENSEE will promptly notify DFCI of such infringement. In the event that LICENSEE chooses to take any action with respect to the Substantial Infringement, LICENSEE shall, upon the request of DFCI, provide DFCI with an explanation of LICENSEE’s reasoning in choosing to take such action.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2 Action by LICENSEE.

7.2.1	Procedure. LICENSEE shall have the first right, but not the obligation, to enforce the Patent Rights and to prosecute apparent Substantial Infringers, at its expense and in its own name, when it believes such action may be reasonably necessary and justified. Before LICENSEE files a lawsuit in a court of law with respect to the infringement, LICENSEE shall consider in good faith the views of DFCI, particularly as they relate to the potential effects on the public interest. LICENSEE shall join DFCI as a party-plaintiff if such joinder is required by law (including, but not limited to, joinder of DFCI if deemed to be an indispensable party), at LICENSEE’s expense. LICENSEE shall have the right to join Affiliates and Sublicensees into any such legal proceeding.

7.2.2	Timing. If LICENSEE notifies DFCI that it intends to prosecute the alleged Substantial Infringer, then LICENSEE has [ * ] months from the date of its notice to DFCI to either (a) cause the infringement to terminate or (b) file a lawsuit in a court of law against the infringer. If any such lawsuit is brought by LICENSEE in its own name it will be at LICENSEE’s expense and on its own behalf. LICENSEE has the right to join DFCI as a party-plaintiff if required by law, at LICENSEE’s expense.

7.2.3	Action at Request of DFCI. DFCI may request LICENSEE to take steps to protect the Patent Rights from an apparent Substantial Infringement. LICENSEE shall notify DFCI, within [ * ] months of receiving a written request from DFCI, of action it intends to take, if any, to compel termination of the alleged infringing action or to file a lawsuit in a court of law against the alleged infringer.

7.2.4	DFCI’s Right to Join. DFCI independently has the right to join any lawsuit brought by LICENSEE under this Section 7.2 and shall, in such case, fund a pro rata share of the cost of the legal proceeding from the date of joining. If DFCI elects to join as a party plaintiff pursuant to this Section 7.2.4, DFCI may jointly participate in the action with LICENSEE, but LICENSEE will have the right to designate lead counsel.

7.2.5	Settlement. In any legal proceeding initiated by LICENSEE, LICENSEE shall not enter into any settlement, consent judgment, or other voluntary final disposition in which a license to Patent Rights (or covenant not to sue with respect to such Patent Rights) would be granted to the third party defendant pursuant to which DFCI’s future financial compensation would be significantly affected (such as future royalties as would be owed under a sublicense granted hereunder) or patent rights would be forfeited, without the consent of DFCI (which shall not be unreasonably withheld).

7.2.6

Reduction of Royalties. If LICENSEE initiates legal proceedings under this Section 7.2 in any country and DFCI does not independently join the proceeding, LICENSEE may deduct up to [ * ] of LICENSEE’s documented costs, including reasonable attorney fees, from running royalties payable to DFCI from sales of Licensed Products covered by the patent(s)-in suit. However, LICENSEE may

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

not reduce DFCI’s royalty payments by more than [ * ] of the amount otherwise due under Section 3.1.5. If [ * ] of LICENSEE’s costs and expenses exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may, to that extent, reduce the royalties due to DFCI in succeeding calendar quarters for so long as LICENSEE as the Substantial Infringement continues. However, LICENSEE may not reduce total royalties due to DFCI in a given calendar quarter by more than [ * ]. LICENSEE’s right to reduce royalty payments to DFCI under this Section 7.2.6 applies only for so long as the Substantial Infringement continues.

7.3 Action by DFCI

7.3.1	Procedure. If LICENSEE notifies DFCI that it does not intend to prosecute a Substantial Infringement, or if LICENSEE fails to cause the Substantial Infringement to terminate, or fails to file a lawsuit in a court of law to compel termination within [ * ] months of the date of its notice to DFCI pursuant to Section 7.1 or Section 7.2.3, above, then DFCI may initiate legal proceedings against the alleged infringer, at DFCI’s expense and on its own behalf according to the terms of this Section 7.3. Before DFCI commences any legal proceeding with respect to the infringement, DFCI shall consider in good faith the views of LICENSEE. DFCI has the right to join LICENSEE as a party-plaintiff, if required by law, at DFCI’s expense.

7.3.2	LICENSEE’s Right To Join. LICENSEE independently has the right to join any legal proceeding brought by DFCI under this Section 7.3 and shall, in such case, fund a pro rata share of the cost of the legal proceeding from the date of joining. If LICENSEE elects to join as a party plaintiff pursuant to this Section 7.3.2 or, LICENSEE may jointly participate in the action with DFCI, but DFCI will have the right to designate lead counsel.

7.3.3	Settlement. Regardless of whether LICENSEE is joined or joins any legal proceeding initiated by DFCI (as described in Section 7.3.2), no settlement, consent judgment, or other voluntary final disposition of such legal proceeding may be entered into without the consent of DFCI.

7.4 Cooperation. If one party files a lawsuit in a court of law or brings any other action related to enforcement of the Patent Rights or otherwise related to the Patent Rights against a third party pursuant to this Article 7 or is prevented from filing such a lawsuit or bringing such an action against the third party due to lack of standing to sue, the other party (and any Affiliates or Sublicensee of that party) shall cooperate with and supply all assistance reasonably requested by the party initiating the proceedings, at the initiating party’s request and expense.

7.5 Distribution of Amounts Paid by Third Parties. In any legal proceeding brought by DFCI under Section 7.3 and funded solely by DFCI, any damages or other amounts recovered as a result of the proceeding will be retained by DFCI. In any other legal proceeding, any damages or other amounts will be distributed as follows: The damages or other amounts will first be used to reimburse LICENSEE, it’s Affiliates or Sublicensees, and DFCI for litigation costs not paid from

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

royalties and then to reimburse DFCI a sum equivalent to the total amount of royalties and minimum royalties deducted by LICENSEE under Section 7.2.6. The balance, if any, will be divided pro rata based on the relative contributions of the parties. It is expressly understood that any party not contributing to the funding of a proceeding will not share in any amounts recovered as a result of the proceeding.

7.6 Declaratory Judgment Actions. In the event that any third party initiates a declaratory judgment action alleging the invalidity or unenforceability of the Patent Rights, or if any third party brings an infringement action against LICENSEE or its Affiliates or Sublicensees because of the exercise of the rights granted LICENSEE under this Agreement, then LICENSEE shall have the right to defend such action under its own control and at its own expense; provided, however, that DFCI shall (a) have option of joining as co-defendant if it chooses to do so; or (b) join as co-defendant if required by law; and (c) cooperate as necessary with LICENSEE in LICENSEE’s defense. LICENSEE shall NOT enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 7.6 without the consent of DFCI, which consent shall not be unreasonably withheld unless the settlement includes any express or implied admission of liability or wrongdoing on DFCI’s part, in which case DFCI’s right to grant or deny consent is absolute and at its sole discretion. Any recovery shall be first applied to reimburse each party pro rata for any out-of pocket expenses it may have incurred with respect to defense of such action and the remainder shall be distributed as described in Section 7.5.

Article 8 - Term and Termination

8.1 Term. Unless terminated earlier under the provisions of this Agreement, this Agreement will terminate on a country by country basis on the expiration date of the last to expire of patent within Patent Rights. If a Licensed Product or Licensed Process is not covered in whole or in part by an unexpired issued or granted claim, or by a pending claim in the Patent Rights and incorporates Biological Materials then this Agreement with respect to that Licensed Product shall terminate twenty (20) years from the Effective Date.

8.2 Termination by DFCI. If LICENSEE materially breaches any provision of this Agreement, then DFCI will provide LICENSEE with written notice of default specifying the nature of the breach. LICENSEE will have a period of sixty (60) days to cure such breach. Should LICENSEE fail to cure the breach within the sixty (60) day period, then DFCI shall have the right to terminate this Agreement immediately upon LICENSEE’S receipt of a notice of termination from DFCI. Unless otherwise indicated below, it is expressly understood that this Agreement and all licenses hereunder shall remain in effect for any Field of Use for which LICENSEE has not defaulted. DFCI has the right to immediately terminate this Agreement and all licenses granted hereunder by providing LICENSEE with written notice of termination, upon the occurrence of any of the following events:

(a)	LICENSEE ceases to carry on its business and development activities with respect all Licensed Products in the Field of Use.

(b)	LICENSEE fails to pay on schedule any royalty or other payment that has become due and is payable under Articles 3 or 4 of this Agreement and has not cured the default by making the required payment, together with interest due, pursuant to Section 4.5, herein, within thirty (30) days of receiving a written notice of default from DFCI requesting such payment.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c)	LICENSEE fails to comply with any due diligence obligation provided for in Section 5.1 unless LICENSEE has cured the default by meeting the obligation within sixty (60) days of receiving written notice of default from DFCI.

(d)	LICENSEE defaults in its obligations to procure and maintain insurance under Sections 9.6 - 9.9.

(e)	LICENSEE has been convicted of a felony relating to the manufacture, use, sale or importation of Licensed Products.

(f)	LICENSEE materially breaches any other provision of this Agreement, unless LICENSEE has cured the breach within ninety (90) days of receiving written notice from DFCI specifying the nature of the breach.

8.3 Termination by LICENSEE. LICENSEE has the right to terminate this Agreement without cause by giving DFCI ninety (90) days prior written notice.

8.4 Effect of Termination.

8.4.1	No Release. Upon termination of this Agreement for any reason, nothing in this Agreement may be construed to release either party from any obligation that matured prior to the effective date of the termination.

8.4.2	Survival. The provisions of Section 3.1.2 and 3.1.3 (Patent Expenses) Article 4 (Royalty Reports, Payments and Financial Records), Section 5.5 (Publicity – Use of Names), Section 8.4.3 (Inventory), Sections 9.1 – 9.5 (Indemnification and Defense), Sections 9.7 – 9.9 (Insurance), Article 10 (Warranty Disclaimers) and Article 12 (Dispute Resolution) survive termination of this Agreement.

8.4.3	Inventory. LICENSEE, any Affiliate(s) and any Sublicensees whose sublicenses are not converted as provided in Section 8.4.5, may, after the effective date of termination, sell all Licensed Products that are in inventory as of the date of written notice of termination, and complete and sell Licensed Products which the Affiliates or Sublicensees can clearly demonstrate were in the process of manufacture as of the date of written notice of termination, provided that LICENSEE shall pay to DFCI the royalties thereon as required by Article 3 and shall submit the reports required by Article 4 on the sales of Licensed Products.

8.4.4	Use of Biological Materials. LICENSEE, any Affiliate(s) and any Sublicensees whose sublicenses are not converted as provided in Section 8.4.5, shall cease to use the Biological Materials and shall certify their proper and humane disposition.

8.4.5

Sublicenses. Any sublicenses will terminate contemporaneously with this Agreement. However, any Sublicensee not in default under its sublicense may request conversion of the sublicense to a license directly between DFCI and Sublicensee. DFCI shall not unreasonably withhold its acceptance of such conversion under substantially the same financial terms and as those contained

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the sublicense, however, as a condition of DFCI’s acceptance, the Sublicensee must first agree to be bound by all of the non-financial provisions of this Agreement.

Article 9 - Indemnification, Defense and Insurance

9.1 LICENSEE shall indemnify, defend and hold harmless DFCI and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns collectively, (the “DFCI Indemnitees”), against any claim, liability, damage, deficiency, obligation, cost, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the DFCI Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by LICENSEE or by a Sublicensee, Affiliate, or agent of LICENSEE, of any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement. LICENSEE shall indemnify, defend by counsel reasonably acceptable to HHMI, and hold harmless HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. DFCI Indemnitees and HHMI Indemnitees may be referred to in this Agreement collectively as the “Indemnitees”). This Section will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an Indemnitee.

9.2 LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.3 If any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which LICENSEE is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify LICENSEE of such event. In the case of any HHMI Indemnitee, notice shall be given reasonably promptly following actual receipt of written notice of the action or claim by an officer or attorney of HHMI. LICENSEE shall assume the defense of, and may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to LICENSEE’s indemnification and LICENSEE may take such other steps as may be necessary to protect it. LICENSEE will not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation affected without LICENSEE’s consent. The right of LICENSEE to assume the defense of any action is limited to that part of the action commenced against DFCI and/or Indemnitees that relates to LICENSEE’s obligation of indemnification and holding harmless. Notwithstanding the foregoing, LICENSEE shall not settle any Claim against an HHMI Indemnitee without HHMI’s written consent, where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled Claim.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.4 LICENSEE shall require any Affiliates or Sublicensee(s) to indemnify, hold harmless and defend DFCI and HHMI under the same terms set forth in Sections 9.1 – 9.3 and Section 9.5.

9.5 HHMI is not a party to this Agreement and has no liability to any LICENSEE, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

Insurance.

9.6 At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a Sublicensee, Affiliate or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance must provide (a) product liability coverage and (b) contractual liability coverage for LICENSEE’s indemnification under Sections 9.1 through 9.5 of this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the DFCI and the DFCI’s associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of LICENSEE’s liability with respect to its indemnification obligation under Sections 9.1 through 9.5 of this Agreement.

9.7 LICENSEE or its insurance carrier shall provide DFCI with written evidence of such insurance upon request of DFCI. LICENSEE or its insurance carrier shall promptly notify DFCI, in the event that LICENSEE receives notice of cancellation, non-renewal or other material change in such insurance. LICENSEE acknowledges its obligation to maintain insurance coverage as described in Section 9.6. As such, in the event that LICENSEE receives notice of cancellation, non-renewal or other material change of such insurance, LICENSEE must elect to either (i) obtain replacement insurance providing comparable coverage or, (ii) implement a self-insurance program acceptable to DFCI and DFCI’s associated Risk Management Foundation. LICENSEE shall provide written notice and proof that it has either obtained replacement insurance or implemented self-insurance program to DFCI at least fifteen (15) days prior to the cancellation or material change in such insurance coverage. Notwithstanding the foregoing, in the event that LICENSEE elects (ii) above, LICENSEE must provide DFCI and DFCI’s associated Risk Management Foundation with sufficient information to allow a review and acceptance of LICENSEE’s self-insurance program prior to aforementioned fifteen (15) day period.

If LICENSEE does not notify DFCI and provide proof that it has either obtained replacement insurance coverage or implemented a self insurance program acceptable to DFCI at least fifteen (15) days prior to the effective date of cancellation or material change in such insurance coverage, DFCI has the right to terminate this Agreement effective the date the insurance coverage is cancelled, not renewed or otherwise materially changed without additional waiting periods. In such event, DFCI agrees to provide written notice within twenty-four (24) hours pursuant to Article 11 (“Notices”) to LICENSEE that this Agreement is terminated under Article 8.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.8 LICENSEE shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a Sublicensee, Affiliate or agent of LICENSEE.

9.9 LICENSEE shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of DFCI and the Indemnitees under the same terms set forth in Sections 9.6 – 9.8.

Article 10 - Disclaimer of Warranties

10.1 DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

10.2 DFCI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. DFCI MAKES NO REPRESENTATION THAT BIOLOGICAL MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH BIOLOGICAL MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT OR THAT SUCH MATERIALS ARE NOT SUBJECT TO CLAIMS OF JOINT OWNERSHIP BY THIRD PARTIES.

10.3 THE LIABILITY OF DFCI, ITS AGENTS, OR ITS EMPLOYEES, WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS AND EXPENSE ARISING OUT OF THE PERFORMANCE OR NON PERFORMANCE OF ANY OBLIGATION UNDER THIS AGREEMENT WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY, STATUTORY OR OTHERWISE SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES INCURRED AS A RESULT OF DFCI’s FAILURE TO PERFORM ITS OBLIGATIONS AS REQUIRED BY THIS AGREEMENT AND SHALL NOT EXCEED IN THE AGGREGATE A SUM EQUAL TO THE TOTAL AMOUNTS PAYABLE TO DFCI UNDER THIS AGREEMENT.

10.4 DFCI acknowledges that it has the right to enter into this Agreement.

10.5 FibroGen acknowledges that the license agreement between Imigen and FibroGen, effective October 13, 2003, is no longer an effective instrument.

Article 11 - Notices

11.1 Notices to DFCI. Unless otherwise specified in this Agreement, reports, notices and other communications from LICENSEE to DFCI as provided hereunder must be sent to:

Sr. Vice President for Research

Dana-Farber Cancer Institute

44 Binney Street

Boston, MA 02115

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

With a copy sent to:

Vice President

Dana-Farber Cancer Institute

Office of Research and Technology Ventures

44 Binney Street

Boston, MA 02115

or other individuals or addresses as DFCI subsequently furnish by written notice to LICENSEE.

11.2 Notices to LICENSEE. Unless otherwise specified in this Agreement, reports, notices and other communications from DFCI to LICENSEE as provided hereunder must be sent to:

FibroGen, Inc.

225 Gateway Blvd

South San Francisco, CA, 94080

Attention: President

CC: Legal Department

650 –866-7200 (Phone)

650 –866-7201 (Fax)

or other individuals or addresses as LICENSEE subsequently furnish by written notice to DFCI.

Article 12 - Dispute Resolution

12.1 Negotiation between the Parties. The parties shall first attempt to resolve any controversy that arises from this Agreement, or claim for breach of the Agreement, by good faith negotiations, first between their respective business development representatives and then, if necessary, between senior representatives for the parties, such as the Sr. Vice President for Research or President of DFCI or the President of LICENSEE.

12.2 Non-Binding Mediation. If the controversy or claim cannot be settled through good faith negotiation between the parties, the parties agree first to try in good faith to settle their dispute by non-binding mediation under the Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation or other dispute resolution procedure. For the sake of clarity, no dispute affecting the rights or property of HHMI shall be subject to binding arbitration unless HHMI so agrees after the dispute arises.

Article 13 - Independent Contractor

For the purpose of this Agreement and all services to be provided hereunder, both parties are and will be deemed to be, independent contractors and not agents or employees of the other. Neither party has authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 14 - Severability

If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

Article 15 - Non-assignability

Neither this Agreement nor any part of the Agreement is assignable by either party without the express written consent of the other, which consent a party will not unreasonably withhold. However, LICENSEE may assign this agreement in conjunction with the sale of essentially all of its related business assets. Any attempted assignment without such consent is void.

Article 16 - Entire Agreement

This instrument contains the entire Agreement between the parties. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties either before or after the execution of this Agreement may affect or modify any of the terms or obligations herein contained.

Article 17 - Modifications in Writing

No change, modification, extension, or waiver of this Agreement, or any of the provisions herein contained is valid unless made in writing and signed by a duly authorized representative of each party.

Article 18 - Governing Law

The validity and interpretation of this Agreement and the legal relations of the parties to it are governed by the laws of the State of New York without regard to any choice of law principal that would dictate the application of the law of another jurisdiction.

Article 19 - Captions

The captions are provided for convenience and are not to be used in construing this Agreement.

Article 20 - Construction

The parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against either of them.

Article 21 - Force Majure

Either party shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and flood, fires, explosions, or other natural disasters. When such events have abated, the parties’ respective obligations shall resume.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 22 - Lapse

The terms contained in this Agreement shall be null and void if the certificate of merger with the Secretary of State of the State of Delaware for the Imigen Acquisition is not filed on or before February 28, 2006.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in quadruplicate by their duly authorized representatives as of the date first above written.

DANA-FARBER CANCER INSTITUTE, INC.		FIBROGEN, INC.

By:	/s/ Anthony del Campo	By:	/s/ Thomas B. Neff

Anthony A. del Campo, MBA		Thomas B. Neff
V. P., Research and Technology Ventures		Chief Executive Officer

Date:	2/1/2006	Date:	26 Jan 06

L:2836

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1

Exclusively Licensed Biological Materials

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 2

Non-Exclusively Licensed Biological Materials

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 3

Patent Rights

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.